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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
For further information, contact:


Rich Vancil                     Michelle Goodall/Christine Gannon
Individual, Inc.                Schwartz Communications, Inc.
(617) 273-6000 x403             (617) 431-0770
rich@individual.com             cgannon@schwartz-pr.com

Bennett Kleinberg
Edelman Public Relations Worldwide
(212) 704-8266
bkleinbe@edelman.com

Individual, Inc., Announces Agreement to Acquire FreeLoader, Inc.

Offline Web Delivery Will Complement Individual's Internet-Based Customized News Services

Burlington, Mass. -- June 2, 1996 -- Individual, Inc. (NASDAQ: INDV) a pioneer and leading provider of customized news services, announced today that it has entered a definitive agreement to acquire FreeLoader, Inc., the creator of the first offline World Wide Web delivery service. The acquisition will provide end users with two of the most exciting developments to emerge from the Internet in recent months: personalized "intelligent-agent driven" news retrieval and offline Web delivery.

The purchase price is approximately $38 million which includes 1.8 million shares of Individual common stock for all the outstanding stock of FreeLoader and $2 million in cash. Included in the 1.8 million are 281,000 shares reserved for exercise of FreeLoader stock options assumed by Individual. The acquisition will be accounted for as a purchase and Individual expects that the amount recognized as the excess of purchase price over net assets acquired will be amortized through 1998. The agreement is expected to close before the end of June 1996.

Under the terms of the agreement, FreeLoader will continue to operate as an autonomous business unit of Individual, Inc. working to develop new technologies for personalized offline news and information delivery. FreeLoader cofounders Pincus and Paul will retain their current posts.

"This acquisition is about internetizing Individual and individualizing the Internet. With the Freeloader software Individual and the entire web community can dramatically change how information services are delivered on the Internet: making this a pro-active rather than a passive experience," said Yosi Amram, president and CEO of Individual.

Web users want information that is relevant to their interests, presented in a way that is easy to set up, maintain and access. Individual expects that FreeLoader's software will significantly enrich the process of retrieving and accessing Web based information -- both for current Individual customers and for the broader population of Web users. In addition to providing benefits to Internet consumers, the Individual and FreeLoader combination will enable Information Providers to enhance their Web based publishing and to generate new sources of revenue. FreeLoader's offline delivery provides the opportunity for Information Providers to turn casual Web surfers into regular, repeat customers.

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"As the growth of the Internet and agent-based services accelerates, the name-
of-the-game is aggressive user growth. Freeloader helps us achieve this important strategic objective," added Amram.

Individual's proprietary information-gathering technology allows readers to receive news that is customized from a daily story flow of 20,000 news items from over 630 different publishers, including newswires, newspapers, magazines and newsletters. Subscribers can receive their personalized news on a single-user or enterprise-wide basis with delivery via fax, e-mail, groupware, corporate intranets or on the World Wide Web.

FreeLoader's offline downloading service "surfs the Web while you sleep," collecting information from pre-selected Web sites at user-defined intervals and storing it on users' hard disk drives for retrieval at any time. This process virtually eliminates the waiting time associated with retrieving and viewing Web-based multimedia content, such as high-resolution graphics, videos and audio files. FreeLoader's dynamic, interactive screen saver makes the presentation and access of web content fast and easy.

When integrated, Individual's and FreeLoader's technologies will have the capability of delivering user-defined news and information directly from the Web offline to each customer. In addition, FreeLoader's technology will enhance Individual's text-oriented news delivery with personalized audio and video news content.

"Since our launch last month, tens of thousands of users have downloaded FreeLoader," said Mark Pincus, president and CEO of FreeLoader, Inc. "We've also built momentum by partnering with approximately 30 Web sites that offer our software, including ZDNet, Yahoo!, Excite, Infoseek, Hotwired and USA Today. Combining forces with Individual, however, is by far the most significant validation to date of the impact that offline Web delivery will have on the future of the Internet."

"The number of distribution partners and the acceptance of the product achieved by FreeLoader since its recent introduction is very exciting. Although we are not expecting any significant revenue contribution in 1996, we believe that the foundation will be in place for accelerated revenue contribution in 1997 and beyond. FreeLoader will aggressively continue to expand their marketing, distribution and product development, and plans to increase their personnel headcount from approximately 40 to over 75 by the end of 1996," added Amram.

Founded in October, 1995 and based in Washington, D.C., FreeLoader, Inc. (http://www.freeloader.com) is the creator of the world's first offline World Wide Web delivery service. The company's self-titled software and service is an advertiser-supported, user-friendly software application which retrieves Web sites and stores them on an end-user's hard disk for later viewing. Version 1.0 of the FreeLoader software was released in May 1996 following a three-month beta test. FreeLoader received equity financing from SOFTBANK Corporation's venture capital arm. SOFTVEN, and Euclid Partners.

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Founded in 1989, Individual, Inc., is a leading provider of customized news to business professionals worldwide. Through its proprietary knowledge processing system, Individual intelligently connects content publishers with subscribers. Its interactive, customized news services include First!, for corporate workgroups and enterprises, HeadsUp and Physician's NewScan for single subscribers, and NewsPage (http://www.newspage.com) and BookWire (http://www.bookwire.com) on the World Wide Web. The Company received the Breakout Company of the Year award from the Information Industry Association for 1995. Individual has established alliances with many prominent industry leaders including Gartner Group, Lotus, Knight-Ridder, Microsoft Corp., NETCOM On-Line Communication Services, Netscape Communications Corp., and Toshiba. The company is headquartered in Burlington, Mass., with offices in Burlingame, Calif.; New York City; Tokyo; and the United Kingdom.

Certain of the above statements are forward looking statements that involve risks and uncertainties. Actual results could differ materially as a result of a variety of factors, including competitive developments, and risk factors listed from time to time in the Company's SEC reports.
###

First!, HeadsUp, Physician's NewScan, NewsPage and BookWire are trademarks of Individual, Inc.

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